EXHIBIT 7.01

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to (i) the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares (including Ordinary Shares represented by ADSs) of JA Solar Holdings Co., Ltd. and (ii) that this Joint Filing Agreement be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

[Signatures Pages Follow]

EXH 7.01-1

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of June 8, 2015.

JINGLONG GROUP CO., LTD.

By:	/s/ Jin Baofang
	Name:	Jin Baofang
	Title:	Sole Director

JIN BAOFANG

By:	/s/ Jin Baofang

[Signature Page to Joint Filing Agreement]